UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 15, 2024

The Mineral Company Ltd. (f/k/a INDO Global Exchange(s) Ltd.

(Exact name of registrant as specified in its charter)

Colorado	000-53438	48-1308991
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6400 S. Fiddlers Green #250 #1012 – Greenwood Village, CO 80111

(Address of Principal Executive Offices) (Zip Code)

+34 691 228309

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares of stock	IGEX	OTCMarkets Pink Current (Igex does not trade in any exchange)
Series A Preffered

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

(a) (1) (2) and (b) The Company entered into a Confidential and Exclusive Agreement on October 23, 2023, for the acquisition of 49% of the total outstanding capital stock of St. Andrews Holding Company S.L. for twelve-million Dollars. The agreement gives Igex exclusive rights to the acquisition by December 31, 2023, and to conduct extensive due diligence prior to the acquisition. The 49% stake has been valued at sixteen-million Dollars, and St. Andrews in thirty-two million Dollars respectively by independent appraiser: RESA CORPORATE FINANCE.

Saint Andrews is a holding company, acting as direct shareholder of several entities in the sustainable aquaculture and fish industry, including hatcheries of marine species, innovation of new species and high-quality ecological and gourmet marine products. Saint Andrews holdings has an innovative and entrepreneurial vocation in products of marine origin.

Following several months of due diligence and negotiations, on March 18, 2024, IGEX has executed all necessary agreements and acquired 25% of the corporate membership of Saint Andrews S.L. The acquired stake is worth approximately $8.16 million US Dollars. The acquisition was acquired at a discounted price of $6 million. Igex will have 12-months to pay the preferred investor’s contribution without interest.

San Andrews holding brings together several companies dedicated to sustainable marine aquiculture and the exploitation of marine resources. Farm for fingerlings of different species: sea bream, sea bass, turbot, sole, oyster and clam.

San Andrews holding brings together several companies dedicated to sustainable marine aquiculture and the exploitation of marine resources. Farm for fingerlings of different species: sea bream, sea bass, turbot, sole, oyster and clam.

Gourmet preserves developed with a 2 stars Michelin chef, or certified organic preserves are some of the high-quality products with which Saint Andrews Holding has demonstrated its ability to innovate in the food sector and represent the first examples of a long list of new high quality and innovative sustainable marine products that are being developed for access to the global market over the coming years.

Saint Andrews holding brings together more than 50 years of experience in marine aquaculture and hopes to grow through the acquisition of small companies linked to the sea, as well as the development of new products, thanks to the innovative and entrepreneurial drive that is in its DNA: Seawater products, phytoplankton and sea salts are some of the lines of research in which we work focused on healthy eating and beauty.

IGEX’s position in Saint Andrews holding represents an important bet in the conviction that the sea is an enormous source of wealth that is still at the beginning of its sustainable exploitation and that in the near future it is a great opportunity to create value and wealth in the world.

IGEX hopes to participate in this great enterprise, which involves the exploitation of sustainable marine resources thanks to this acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Mineral Company Ltd. (f/k/a INDO Global Exchange(s) Ltd.

By	/s/ Antonio Sainz Millan
Name:	Antonio Sainz Millan
Title:	CEO

Date: March 20, 2024

INDEX TO EXHIBITS

None attached